UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 23, 2010
INN OF THE MOUNTAIN GODS RESORT AND CASINO
(Exact Name of Registrant as Specified in Charter)

Not Applicable (State or other jurisdiction of incorporation)	333-113140 (Commission File Number)	75-3158926 (IRS Employer Identification No.)

287 Carrizo Canyon Road Mescalero, New Mexico (Address of principal executive offices)	88340 (Zip Code)
Registrant’s telephone number, including area code: (575) 464-7000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 — DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

SIGNATURES

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On July 23, 2010, the Inn of the Mountain Gods Resort and Casino (the “Company”) terminated, effective immediately, the employment of Elizabeth Foster-Anderson as Chief Operating Officer of the Company. In addition, the Company removed Ms. Foster-Anderson as a member of the Management Board. There was no disagreement between Ms. Foster-Anderson and the Company which led to her termination.
     On July 29, 2010, the Company entered into an employment agreement with Scott Eldredge to serve as the Company’s Chief Operating Officer and as a member of the Management Board. Mr. Eldredge is expected to start no later than August 6, 2010. Mr. Eldredge will receive an annual salary of $257,500 for the duration of his appointment, subject to annual review.
     From April 2005 to March 2010, Mr. Eldredge worked for the Santa Ana Star Casino, first as the Director of Marketing and Transportation and later as the General Manager. As General Manager, he managed a team of 800 employees and oversaw the business strategy for the property. From March 2010 until his appointment with the Company, Mr. Eldredge worked as Corporate Vice President of Marketing for Cherokee Nation Entertainment, where he developed and implemented their marketing strategy. Mr. Eldredge has completed the Casino Management Association certification program and the Maloof Hotels management trainee program. He graduated from New Mexico Highlands University with a Bachelor of Arts degree in business administration in 1991.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INN OF THE MOUNTAIN GODS RESORT AND CASINO
By:	/s/ Mark R. Chino
Mark R. Chino
President, Chairman and Chief Executive Officer

Date: August 2, 2010